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                                                                    EXHIBIT 21

                                    EXHIBIT A


                 RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY


PART A: TCW ENTITIES

PARENT HOLDING COMPANY:


             The TCW Group, Inc.


RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

             (ii) TCW Asset Management Company, a California corporation and an
                  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

             (iii)TCW Investment Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


This Schedule 13G is being filed by the TCW Group, Inc., a Nevada corporation ("TCW"), on behalf of itself and its direct and indirect subsidiaries, which collectively constitute The TCW Group, Inc. business unit (the "TCW Business Unit" or the "Reporting Person"). The TCW Business Unit is primarily engaged in the provision of investment management services.

As of July 6, 2001, the ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France ("SG"). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit.

SG, for purpose of the federal securities laws, may be deemed ultimately to control TCW and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except the TCW Business Unit), may beneficially own shares of the securities of the issuer to which this schedule relates (the "Shares") and such shares are not reported in this statement. In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), and due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by SG and any of SG's other business units.


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